Exhibit 10.27
Hansen Medical, Inc.
2006 Equity Incentive Plan:
Notice of Restricted Stock Unit Award
You have been granted units representing shares of Common Stock of Hansen Medical, Inc. (the “Company”) on the following terms:

Name of Recipient:	David Shaw

Total Number of Units Granted:	10,000

Date of Grant:	December 3, 2007

Vesting Commencement Date:	December 3, 2007

Vesting Schedule:	25% of the units subject to this award will vest when you complete each 12-month period of “Continuous Service” (as defined in the Plan) after the Vesting Commencement Date.
You and the Company agree that these units are granted under and governed by the terms and conditions of the Hansen Medical, Inc. 2006 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement, both of which are attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

Recipient:	Hansen Medical, Inc.

/s/ David Shaw 2/21/08	By:	/s/ Steven Van Dick

	Title:	CFO

Hansen Medical, Inc.
2006 Equity Incentive Plan:
Restricted Stock Unit Award Agreement

Payment for Units	No payment is required for the units that you are receiving.

Vesting	The units vest in installments, as shown in the Notice of Stock Unit Award. No additional units vest after your Continuous Service has terminated for any reason.

Forfeiture	If your Continuous Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date. This means that any units that have not vested under this Agreement will be cancelled immediately. You receive no payment for units that are forfeited.

The Company determines when your Continuous Service terminates for this purpose.

Settlement of Units	Each unit will be settled on the first Permissible Trading Day that occurs on or after the day when the unit vests. However, each unit must be settled not later than the March 15 of the calendar year after the calendar year in which the unit vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s Common Stock at the time of settlement.

“Permissible Trading Day”	“Permissible Trading Day” means a day that satisfies each of the following requirements:

• The Nasdaq Global Market is open for trading on that day,

• You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

•     Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) Rule 10b5-1 of the Securities and Exchange Commission is applicable,

• Under the Company’s written Insider Trading Policy, you are permitted to sell shares of the Company’s Common Stock on that day, and

• You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the settlement of this award. You may elect to make payment of withholding taxes in cash, or you may cause the Company to withhold shares of its Common Stock that otherwise would be issued to you when the units are settled. With the Company’s consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker or (b) surrendering shares that you previously acquired. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Continuous Service continues and for such period of time after the termination of your Continuous Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Continuous Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Restricted Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.